EXHIBIT 21




                              LIST OF SUBSIDIARIES
                         Firebrand Financial Group, Inc.

                                                               Jurisdiction of
Name of Subsidiary                     Percentage Ownership    Incorporation
------------------                     --------------------   ----------------
GKN Securities Corp.                            100%              New York
EarlyBirdCapital.com Inc.                      63.6%(1)           New York
EarlyBirdCapital, Inc.                          (2)               Delaware
EBCapital (Europe) AG                           (2)               Switzerland
EarlyBirdCapital Management Limited             (2)               Guernsey, C.I.
Dalewood Associates, Inc.                       (2)               New York
Shochet Holding Corp.                          53.5%              Delaware
Shochet Securities, Inc.                        (3)               Florida
GKN Property Management, Inc.                   100%              New Jersey
GKN Realty Corp.                                100%              New Jersey

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(1) In February 2000, EarlyBirdCapital.com Inc. sold 2,200,000 of its preferred shares. The preferred shares may be converted at any time into common stock of EarlyBirdCapital.com Inc. in an amount equal to the quotient derived by dividing the aggregate stated value of the preferred stock to be converted, by $5.00, as adjusted in certain circumstances.

(2)  Wholly-owned by EarlyBirdCapital.com Inc.

(3)  Wholly-owned by Shochet Holding Corp.